Exhibit 99

For Immediate Release – December 1, 2004

For more information, please contact:

Curtis L. Hage, Chairman and CEO

Home Federal Bank

Sioux Falls, South Dakota

Phone: (605) 333-7556

Home Federal Bank Continues to Invest in Mitchell, South Dakota

Home Federal Bank Announces Plans to Build New Banking Center

Curtis L. Hage, Home Federal Bank Chairman and CEO, announced plans to build a new banking center in Mitchell, South Dakota. It will be centrally located at one of the busiest intersections of this growing community; the corner of Havens Avenue and Burr Street. We anticipate that this banking center would offer business banking and mortgage lending, as well as the traditional personal banking products and services with the added convenience of drive-up lanes.  Tentative opening plans are for the summer of 2005.

Hage comments, “Building a new banking center at this particular area of the city attests to Home Federal Bank’s mission of becoming the ‘financial services provider of choice in the communities we serve.’ Improving our facilities supports our strategic plans of making our services more accessible and convenient for the demands and needs of our customers. With a stronger visible presence in the community, increased marketing efforts, and continued superior service to our customers, we expect to increase market share.”

Home Federal Bank currently has two locations in Mitchell; 901 N. Main Street and is open 7 days-a-week inside the Wal-Mart Supercenter. Following completion of the new facility, Home Federal will close the location on Main Street and maintain two banking centers.

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Home Federal Bank was founded in 1929 and currently operates 34 banking centers in 20 communities in South Dakota and one in Marshall, Minnesota. Home Federal is a wholly owned subsidiary of HF Financial Corp., which is traded on the NASDAQ under the symbol “HFFC”. Combined with its parent company and subsidiaries, it employs over 325 people and as of September 30, 2004, holds over $857 million in assets. The company is the largest publicly traded financial institution based in South Dakota.